FIRST SUPPLEMENTAL INDENTURE

This First Supplemental Indenture (this “First Supplemental Indenture”) is executed as of July 14, 2009 by Impac Mortgage Holdings, Inc., a Maryland corporation (the “Company”), and Wilmington Trust Company, as Trustee (in such capacity, the “Trustee”).  Capitalized terms used herein and not defined shall have the meanings given to them in the Indenture (as defined below).

RECITALS

WHEREAS, the Company and the Trustee have heretofore executed and delivered an indenture (the “Indenture”), dated as of October 18, 2005;

WHEREAS, the parties hereto desire to amend the Indenture to terminate the Company’s right to defer interest payments on the Debt Securities pursuant to Section 2.11 therein;

WHEREAS, Section 9.01(d) of the Indenture permits, without the consent of the Securityholders, the Company and the Trustee to enter into supplemental indentures to make any change that does not adversely affect the rights of any Securityholder in any material respect; and

WHEREAS,  pursuant to Section 9.01 of the Indenture, each of the Company and the Trustee wish to hereby consent to the execution of this supplemental indenture.

NOW THEREFORE, this First Supplemental Indenture Witnessesth:

For and in consideration of the foregoing, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities as follows:

1.           Deletion of Section 2.11 of the Indenture.  Section 2.11 of the Indenture is hereby deleted in its entirety.

2.           Amendment of Section 3.08 of the Indenture.  Section 3.08 of the Indenture is hereby deleted in its entirety and replaced with the following:

“If Debt Securities are initially issued to the Trust or a trustee of such Trust in connection with the issuance of Trust Securities by the Trust (regardless of whether Debt Securities continue to be held by such Trust) and (i) there shall have occurred and be continuing an Event of Default, or (ii) the Company shall be in default with respect to its payment of any obligations, then the Company may not (A) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company’s capital stock or (B) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu in all respects with or junior in interest to the Debt Securities (other than (a) repurchases, redemptions or other acquisitions of shares of capital stock of the Company (I) in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of one or more employees, officers, directors or consultants, (II) in connection with a dividend reinvestment or stockholder stock purchase plan or (III) in connection with the issuance of capital stock of the Company (or securities convertible into or exercisable for such capital stock), as consideration in an acquisition transaction entered into prior to the occurrence of (i) or (ii) above, (b) as a result of any exchange or conversion of any class or series of the Company’s capital stock (or any capital stock of a subsidiary of the Company) for any class or series of the Company’s capital stock or of any class or series of the Company’s indebtedness for any class or series of the Company’s capital stock, (c) the purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (d) any declaration of a dividend in connection with any stockholder’s rights plan, or the issuance of rights, stock or other property under any stockholder’s rights plan, or the redemption or repurchase of rights pursuant thereto, or (e) any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks pari passu with or junior to such stock).

3.           Deletion of “Deferred Interest” and Extension Period from Indenture.  Section 1.01 of the Indenture is hereby amended to delete the definitions “Deferred Interest” and “Extension Period”, and all references to, and uses of, the terms “Deferred Interest” and “Extension Period” in Sections 2.08, 3.01(c) and (d), 3.06, 5.01, and 5.02, as applicable, and any other section that uses such terms but is not specifically identified herein.

4.           Consent.  Pursuant to Section 9.01 of the Indenture, each of the Company and the Trustee hereby consents to the execution of this First Supplemental Indenture.

5.           Effect of this First Supplemental Indenture.  Upon the execution of this First Supplemental Indenture pursuant to the provisions of Article IX of the Indenture, the Indenture shall be and be deemed to be modified and amended in accordance herewith and the respective rights, limitations of rights, obligations, duties and immunities under the Indenture of the Trustee, the Company and the holders of Debt Securities shall thereafter be determined, exercised and enforced thereunder subject in all respects to such modifications and amendments and all the terms and conditions of this Supplemental Indenture shall be and be deemed to be part of the terms and provisions of the Indenture for any and all purposes.

6.           Miscellaneous.  This instrument may be executed in any number of facsimile counterparts, each of which shall be an original, but which together constitute one and the same instrument.  This instrument may be executed and delivered by facsimile.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first above written.

IMPAC MORTGAGE HOLDINGS, INC.

By:	/s/ Ronald M. Morrison
Name: Ronald M. Morrison
Title: Executive Vice President

Wilmington Trust Company,
As Trustee

By:	/s/ Michael G. Oller, Jr.
Name:Michael G. Oller, Jr.
Title: Assistant Vice President